Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard ● North Huntingdon, PA 15642 ● (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2015 Fourth Quarter

and Full Year Results

•	Fourth quarter revenue was $16.2 million; Non-machine revenue grew 19% to a record $6.6 million

•	Fourth quarter gross margin of 37.5% demonstrates leverage driven by sales of ten indirect and two direct 3D printing machines in fourth quarter

•	Solid performance results in significantly improved operating loss and positive adjusted EBITDA in fourth quarter

•	Record year-end backlog of $16.5 million

•	Year-end cash balance reflects stabilization of cash usage; added approximately $13.0 million of net proceeds through March 2016 from registered direct offering of Company common shares and At Market Issuance sales

NORTH HUNTINGDON, PA, March 22, 2016 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the fourth quarter and year ended December 31, 2015.

S. Kent Rockwell, Chairman and Chief Executive Officer, commented, “Our fourth quarter financial results demonstrate the potential inherent in our business model as we scale our revenue. We were pleased to recognize revenue on 12 machines in the fourth quarter, with 10 of those being our larger, indirect machines. This top line led us to a strong gross margin and positive adjusted EBITDA, demonstrating the financial results that are achievable with higher sales volume and favorable mix consisting of larger machines.”

He added, “We continued to make progress with broader market acceptance of our technology. We are optimistic that more and more of our customers are evaluating opportunities to use our machines in production – the four Exerial machines that we shipped in 2015 are being integrated into customer facilities. Additionally, we are working with several of the world’s leading automotive manufacturers on evaluation of our Exerial for their series production operations. On the direct printing side of our business, we are making good progress in the development of ceramics, carbon and monolithic metals. We look forward to further development of applications unique to our binder jetting technology.”

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

Fourth Quarter Revenue – Solid Machine Revenue Complements Non-machine Revenue Growth

	Quarter Ended December 31,				Year Ended December 31,
(in millions)	2015		2014		2015		2014
Revenue by Product Line
3D Printing Machines:
3D Printing Machines - third party	$9.5	58%	$9.4	60%	$14.1	35%	$22.0	50%
3D Printing Machines - related party	0.1	1%	0.8	5%	1.4	3%	0.8	2%

	9.6	59%	10.2	65%	15.5	38%	22.8	52%

3D Printed and Other Products, Materials and Services (“Non-machine”):
3D Printed and Other Products, Materials and Services - third party	6.6	41%	5.6	35%	24.8	62%	21.0	48%
3D Printed and Other Products, Materials and Services - related party	—	0%	—	0%	0.1	0%	0.1	0%

	6.6	41%	5.6	35%	24.9	62%	21.1	48%

Total Revenue	$16.2	100%	$15.8	100%	$40.4	100%	$43.9	100%

Consolidated sales for the fourth quarter were $16.2 million, up 3% compared with $15.8 million in the prior-year period. Non-machine revenue grew 19% to $6.6 million, representing 24% growth excluding unfavorable foreign currency exchange impacts of approximately $0.3 million. Consolidated sales in the 2015 fourth quarter were unfavorably impacted by approximately $0.9 million, or 6%, due to changes in foreign currency exchange rates compared with the 2014 fourth quarter.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter. ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Fourth Quarter Operations – Efficiency Indicative of Margin Leverage

Gross profit was $6.1 million, resulting in a 37.5% gross margin, in the 2015 fourth quarter compared with $3.9 million, resulting in a 24.5% gross margin, in the 2014 fourth quarter. Compared with the prior year, fourth quarter 2015 gross margin demonstrated the leverage opportunity with a more favorable cost structure as well as increased efficiency in operational performance. Additionally, fourth quarter 2014 gross profit was unfavorably impacted by charges associated with the Company’s capacity consolidation and expansions, and the write-off of a non-core product line.

Operating loss significantly improved to $1.1 million compared with a $7.3 million operating loss in the fourth quarter of 2014. SG&A expenses were $5.1 million compared with $9.0 million in the prior-year quarter, which included $3.5 million of atypical costs. R&D expenses of $2.1 million for the quarter were in line with the 2014 fourth quarter R&D expenses of $2.2 million. Net loss for the 2015 fourth quarter was $1.2 million, or a $0.08 loss per diluted share, compared with a net loss of $7.2 million, or a $0.50 loss per diluted share, for the prior-year period.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $0.8 million in the 2015 fourth quarter, compared with a $5.1 million loss during last year’s fourth quarter. ExOne management believes that when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), that adjusted EBITDA, a non-GAAP measure, assists in the understanding of operating performance. See the attached tables for important disclosures regarding the Company’s use of adjusted EBITDA as well as a reconciliation of net loss to adjusted EBITDA for the quarters and years ended December 31, 2015 and 2014.

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

2015 Review – Revenue Lags Shipments

For 2015, consolidated sales were $40.4 million compared with $43.9 million in 2014. Despite the 8% revenue decline, the Company shipped a record 38 machines in 2015 (including machines on lease arrangements with customers and transactions yet to qualify for revenue recognition). This has led to a record year-end backlog for the Company of $16.5 million. Non-machine revenue grew 18% to $24.9 million in 2015, representing 26% growth excluding unfavorable foreign currency exchange impacts of approximately $1.7 million. Consolidated sales in 2015 were unfavorably impacted by approximately $2.6 million, or 6%, due to changes in foreign currency exchange rates compared with 2014.

Gross profit for 2015 was $8.3 million, down $2.2 million compared with last year’s $10.5 million. The 2015 period was impacted by lower volume of machine sales, an unfavorable mix of machine revenue versus non-machine revenue and higher production costs, including those associated with the Company’s expanded global facilities integration as well as its ERP system implementation. Gross profit as a percentage of sales was 20.7% in 2015 compared with 23.8% last year. SG&A expense for 2015 was $22.6 million, down $1.5 million compared with the prior-year period. Current year SG&A includes approximately $0.8 million principally for employee termination costs and ERP system implementation costs and the prior year included approximately $3.5 million for several atypical costs. R&D expense was $7.3 million in 2015, compared with $8.2 million in 2014. Operating results for 2015 were negatively impacted by a $4.4 million non-cash goodwill impairment charge recorded in the third quarter.

Operating loss for 2015 was $25.9 million compared with an operating loss of $21.8 million in 2014. Net loss was $25.9 million, or $1.79 loss per diluted share, for 2015 compared with $21.8 million, or $1.52 loss per diluted share, for 2014.

Capitalization – Infusion of Liquidity Reflects Insider Confidence

Cash and cash equivalents as of December 31, 2015 were $19.3 million, compared with $20.3 million at September 30, 2015 and $36.2 million at December 31, 2014. Total cash outflows of $1.0 million in the 2015 fourth quarter demonstrate stabilization of cash usage.

As previously announced in January 2016, the Company sold 1,423,877 shares of its common stock in a registered direct offering to an entity controlled by S. Kent Rockwell. This sale of shares resulted in net proceeds to the Company of approximately $12.4 million. Mr. Rockwell remains our single largest stockholder and currently is the beneficial owner of approximately 4.6 million shares of ExOne common stock, representing approximately 28.6% of our outstanding shares. The sale was approved by a committee of the Company’s Board of Directors consisting only of independent directors. In approving the sale, the independent committee was advised by an independent financial advisor and independent legal counsel. Concurrent with the completion of the sale, the Company terminated its $15 million, five-year revolving credit facility that was provided by a different entity controlled by Mr. Rockwell. There were no borrowings outstanding under the revolving credit facility. Separately, through March 2016, the Company sold 91,940 shares of its common stock at a weighted average selling price of approximately $9.17 under its At Market Issuance arrangement. These sales, collectively, have resulted in net proceeds to the Company of approximately $0.6 million.

Outlook – Cautious Optimism

S. Kent Rockwell concluded, “We continue to be encouraged by the growing applications of our binder jetting technology in the global marketplace, especially as they progress from prototyping to production. Our strong backlog coupled with our active pipeline of business opportunities give us confidence in our expectations for revenue growth and improved financial performance in 2016. We approach the year

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

with cautious optimism, knowing that macroeconomic uncertainties, including the depressed energy sector and foreign currency devaluations, will influence the timing of capital equipment purchases and other spending decisions. Accordingly, we also intend to implement operational improvements to increase our facility utilization and enhance working capital management with an eye toward profitable growth and sustained liquidity.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Wednesday, March 23rd at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the 2015 fourth quarter and full year, along with ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 689-8470. The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Wednesday, March 30, 2016. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13628059, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne’s machines serve direct and indirect applications. Direct printing produces a component, indirect printing makes a tool to produce a component. ExOne offers pre-production collaboration and printed products for customers through its nine PSCs, which are located in the United States, Germany, Italy, Sweden and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting; the impact of customer specific terms in machine purchase agreements on the period in which we recognize revenue and the impact of market conditions and other factors on the carrying value of long-lived assets; our ability to continue as a going concern and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		% Change	Year Ended December 31		% Change
	2015	2014		2015	2014

Revenue
Revenue - third party	$16,057	$14,926	8%	$38,918	$43,029	(10%)
Revenue - related party *	141	839	(83%)	1,435	871	65%

	16,198	15,765	3%	40,353	43,900	(8%)
Cost of sales	10,129	11,910	(15%)	32,010	33,443	(4%)

Gross profit	6,069	3,855	57%	8,343	10,457	(20%)

Gross margin	37.5%	24.5%		20.7%	23.8%

Research and development	2,061	2,164	(5%)	7,279	8,178	(11%)
Selling, general and administrative	5,097	8,968	(43%)	22,576	24,029	(6%)
Goodwill impairment	—	—	0%	4,419	—	NM

	7,158	11,132	(36%)	34,274	32,207	6%

Operating loss	(1,089)	(7,277)	(85%)	(25,931)	(21,750)	19%

Interest expense	65	38	71%	152	144	6%
Other expense (income) – net	38	—	NM	(45)	(210)	(79%)

	103	38	171%	107	(66)	NM

Loss before income taxes	(1,192)	(7,315)	(84%)	(26,038)	(21,684)	20%

Provision (benefit) for income taxes	27	(115)	NM	(173)	159	NM

Net loss	$(1,219)	$(7,200)	(83%)	$(25,865)	$(21,843)	18%

Net loss per common share:
Basic	$(0.08)	$(0.50)		$(1.79)	$(1.52)
Diluted	$(0.08)	$(0.50)		$(1.79)	$(1.52)

Weighted average shares outstanding (basic and diluted)	14,431	14,418		14,428	14,411

*	The year ended December 31, 2015 reflects sales of: (1) a 3D printing machine and other related equipment and products/services at fair market value selling prices to a powdered metal company with proprietary powders determined to be a related party based on common control by the Chairman and CEO of the Company; and (2) two 3D printing machines at fair market value selling prices to a multi-national, diversified metals company determined to be a related party on the basis that a member of the Board of Directors of the Company also receives his principal compensation from the related party. The quarter ended December 31, 2015 reflects the sale of a 3D printing machine at a fair market value selling price to the aforementioned multi-national, diversified metals company. Both the year ended and the quarter ended December 31, 2014 reflect the sale of a 3D printing machine and other related equipment and products/services at fair market value selling prices to the aforementioned powered metal company with proprietary powders. These transactions were approved prior to execution by the Audit Committee of the Board of Directors of the Company.

NM:	Not Meaningful

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

The ExOne Company

Consolidated Balance Sheet

($ in thousands, except share data)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$19,342	$36,202
Accounts receivable – net	9,368	14,238
Inventories – net	19,839	17,014
Prepaid expenses and other current assets	2,918	3,138

Total current assets	51,467	70,592

Property and equipment – net	54,832	55,298
Goodwill	—	4,665
Other noncurrent assets	1,659	2,572

Total assets	$107,958	$133,127

Liabilities
Current liabilities:
Current portion of long-term debt	$138	$132
Current portion of capital and financing leases	82	346
Accounts payable	3,231	2,553
Accrued expenses and other current liabilities	6,410	8,118
Deferred revenue and customer prepayments	7,103	902

Total current liabilities	16,964	12,051

Long-term debt – net of current portion	1,812	1,950
Capital and financing leases – net of current portion	81	164
Other noncurrent liabilities	28	417

Total liabilities	18,885	14,582

Contingencies and commitments

Stockholders’ equity
Common stock	144	144
Additional paid-in capital	156,627	154,902
Accumulated deficit	(54,163)	(28,298)
Accumulated other comprehensive loss	(13,535)	(8,203)

Total stockholders’ equity	89,073	118,545

Total liabilities and stockholders’ equity	$107,958	$133,127

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

The ExOne Company

Statement of Consolidated Cash Flows

($ in thousands)

	Year Ended
	December 31,
	2015	2014

Operating activities
Net loss	$(25,865)	$(21,843)
Adjustments to reconcile net loss to cash used for operations:
Depreciation and amortization	5,227	4,520
Deferred income taxes	(268)	(131)
Equity-based compensation	1,725	1,206
Provision for bad debts	(254)	2,391
Changes in fair value of contingent consideration	(193)	(185)
Loss from sale of property and equipment	87	—
Goodwill impairment	4,419	—
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency translation adjustments:
Decrease (increase) in accounts receivable	4,567	(7,162)
Increase in inventories	(8,021)	(9,098)
Decrease (increase) in prepaid expenses and other assets	703	(377)
Increase (decrease) in accounts payable	1,654	(97)
(Decrease) increase in accrued expenses and other liabilities	(823)	1,861
Increase (decrease) in deferred revenue and customer prepayments	6,320	(17)

Cash used for operating activities	(10,722)	(28,932)

Investing activities
Capital expenditures	(4,938)	(23,081)
Increase in restricted cash	(330)	—
Proceeds from sale of property and equipment	190
Acquisitions, net of cash acquired of $201	—	(9,155)

Cash used for investing activities	(5,078)	(32,236)

Financing activities
Payments on long-term debt	(132)	(465)
Payments on capital and financing leases	(323)	(545)
Deferred financing costs	(215)	—
Proceeds from exercise of employee stock options	—	333

Cash used for financing activities	(670)	(677)

Effect of exchange rate changes on cash and cash equivalents	(390)	(398)

Net change in cash and cash equivalents	(16,860)	(62,243)
Cash and cash equivalents at beginning of period	36,202	98,445

Cash and cash equivalents at end of period	$19,342	$36,202

Supplemental disclosure of noncash investing and financing activities
Property and equipment included in accounts payable	$—	$819

Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use	$4,749	$5,344

Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$956	$1,287

Property and equipment acquired through financing arrangements	$—	$89

Net assets acquired through acquisitions, net of cash acquired of $201	$—	$9,530

Noncash consideration for acquisitions	$—	$375

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

The ExOne Company

Additional Information

(unaudited)

Machine Sales by Type

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

S-Max+™	1	1	1	1
S-Max™	6	6	7	11
S-Print™	2	—	2	1
S-15™	1	—	1	1
M-Print™ *	—	1	1	1
M-Flex™	—	3	3	9
Innovent™ *	2	—	10	—
X1-Lab™	—	—	1	4

	12	11	26	28

*	During 2015, one M-Print unit and two Innovent units were sold to related parties. During 2014, one M-Print unit was sold to a related party. During the quarter ended December 31, 2015, one Innovent unit was sold to a related party. During the quarter ended December 31, 2014 one M-Print unit was sold to a related party.

The ExOne Company Reports 2015 Fourth Quarter and Full Year Results

March 22, 2016

The ExOne Company

Adjusted EBITDA Reconciliation

($ in millions)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(1.2)	$(7.2)	$(25.9)	$(21.8)

Interest expense	0.1	—	0.2	0.1
(Benefit) provision for income taxes	—	(0.1)	(0.2)	0.2
Depreciation and amortization	1.4	1.9	5.2	4.5
Goodwill impairment	—	—	4.4	—
Equity-based compensation	0.5	0.3	1.7	1.2
Acquisition-related expenses	—	—	—	0.2
Other expense (income) - net	—	—	—	(0.2)

Adjusted EBITDA	$0.8	$(5.1)	$(14.5)	$(15.8)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, (benefit) provision for income taxes, depreciation and amortization, goodwill impairment, equity-based compensation, acquisition-related expenses, and other expense (income) - net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial performance. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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